Exhibit 99.1

Contacts:

Patriot Bank, N.A.	Richard Muskus	Joseph Perillo	Michael Carrazza
900 Bedford Street	President	Chief Financial Officer	CEO and Chairman
Stamford, CT 06901	203-252-5939	203-252-5954	203-251-8230
www.BankPatriot.com

Patriot reports second quarter 2019 net loss of $1.66 million; Assets Up 5% as loans and deposits expand & SBA lending business grows; Declares quarterly dividend

STAMFORD, CT – August 23, 2019 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced a pre-tax loss of $2.29 million, and net loss of $1.66 million, or $0.42 per fully diluted share for the quarter ended June 30, 2019, even as bank assets, loans, deposits and investment in its retail and SBA lending network continues to expand.

The quarterly loss results from an increase in the provision for loan losses of $2.9 million in the quarter and $3.1 million, year-to-date, largely associated with a $2.3 million charge-off on a single non-performing commercial loan. This resulted in a year-to-date net loss of $1.33 million, or $0.34 per fully diluted share, as compared to a net income of $2.1 million, or $0.54 per fully diluted shares in the prior year.

The second quarter and full-year results also reflect an increase in operating expenses associated with the organic build-up and expansion of the Bank’s SBA lending business, deposit initiatives, and costs incurred in conjunction with strengthened institutional infrastructure, processes, controls and documentation to address regulatory requirements.

During the quarter, loans receivable increased $23.2 million (up 3%) as new loan originations continued at a strong pace, and total deposits increased $14.7 million (up 2%). Patriot recognized a gain on the sale of SBA loans of $367,000, compared with $456,000 in the prior quarter and $66,000 in the second quarter of 2018. The Bank continues to maintain strong capital ratios and earnings which are expected to return to normalized levels in future periods.

Richard Muskus, Patriot’s President stated: “The results for the quarter reflect the impact of a single customer credit problem that we have fully charged off. We have taken a prudent, proactive approach with this non-performing loan at this point and are moving forward to pursue all available options to obtain a recovery on this credit and the assets it is securitized by.

In 2019 Patriot instituted enhanced governance policies, procedures and practices, invested in strengthened institutional infrastructure, expanded banking locations into the New Haven and Orange, Connecticut markets and made material advancements in building out its SBA business. These activities are intended to bolster performance in future quarters by investing in the Bank’s future growth.”

Mr. Muskus added: “Patriot’s continued retail location expansion into urban centers across southern Connecticut has now resulted in the Bank having a presence in every major community along the busy I-95 corridor, from downtown Greenwich to downtown New Haven, Connecticut, plus a quite dynamic market in the community of Scarsdale, NY. Patriot’s investment in repositioning and adding to its now 12-retail and four SBA lending locations, better positions the institution to cater to busy, youthful downtown environments and customers who want banking options that match their active lifestyle.”

Growth in loan originations continued, as evidenced by total loans outstanding reaching $812 million, a 3% increase from the prior quarter and 7% higher than the second quarter of 2018. Contributions from SBA operations were significant for the last two consecutive quarters and new depositor initiatives in the second half are expected to reduce funding costs and strengthen operating performance.

Patriot also announced today the declaration of its ninth consecutive quarterly dividend of $0.01 per share. The record date for this quarterly dividend will be September 3, 2019, with a dividend payment date of September 13, 2019.

Financial Results

As of June 30, 2019, total assets were $977.8 million, as compared to $953.1 million at March 31, 2019 and $930.2 million at June 30, 2018, for a total asset growth of 5% over the past 12 months. Net loans receivable totaled $803.3 million, up 3% over $780.7 million at March 31, 2019, and up 7% over $750.8 million at June 30, 2018. Deposits continued to grow to $767.6 million at June 30, 2019, as compared to $752.8 million at March 31, 2019 and $712.3 million at June 30, 2018.

Net interest income was $6.5 million in the second quarter of 2019, an increase of 3% from the prior quarter, and a decline of 7% from the second quarter of 2018. For the year-to-date period, the net interest income was $12.9 million, a decrease of 9% from the prior year. The recent decline in net interest income was due to higher deposit costs, the impact of non-performing and reduced rate loans, lower loan fees, and the impact of subordinated debt costs raised in June of 2018.

Net interest margin was 2.93% for the second quarter of 2019, as compared to 2.87% in the prior quarter and 3.34% for the second quarter of 2018.

The provision for loan losses in the second quarter of 2019 was $2.9 million, as compared to $165,000 in the prior quarter and $50,000 for the second quarter of 2018. The year-to-date provision for loan losses was $3.1 million, as compared to $235,000 for the prior year. The increase in provision for loan losses in the second quarter of 2019 was primarily due to a large provision booked in the quarter associated with a single loan stemming from operating cash flow weaknesses and collateral shortfall.

Non-interest income was $829,000 in the second quarter of 2019, 1% higher than the prior quarter, and 115% higher than the second quarter of 2018. The year-to-date non-interest income was $1.7 million in 2019, 133% higher than the prior year. The increase in non-interest income was primarily due to realized gains on the sale of SBA loans.

Non-interest expense was $6.7 million in the second quarter of 2019, 3% higher than the last quarter, and 13% higher than the second quarter of 2018. The year-to-date non-interest expense was $13.2 million, 13% higher than the prior year.

The increase in 2019 was primarily due to an increase in salaries and benefits associated with the build-up of the SBA lending team, the completion of the acquisition of Prime Bank expanding Patriot’s presence in New Haven County, and increased headcount supporting new deposit initiatives and the expansion of credit, finance and compliance support functions.

The income tax benefit was $632,000 in the second quarter of 2019, represented an effective tax rate of 28%.

As of June 30, 2019, shareholders’ equity was $68.3 million, a decrease of $1.4 million as compared to March 31, 2019. Patriot’s book value per share decreased to $17.41 at June 30, 2019, as compared to $17.77 at March 31, 2019.

The Bank’s capital ratios continue to be strong, as the Bank maintains its “well capitalized” regulatory status. As of June 30, 2019, the Bank’s Tier 1 leverage ratio was 9.61%, Tier 1 risk-based capital ratio was 10.66% and total risk-based capital ratio was 11.65%.

Patriot Bank is headquartered in Stamford and operates 12 locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. It also maintains SBA lending offices in Atlanta, Jacksonville, Indianapolis, and Stamford.

* * * * *

About the Company

Founded in 1994, and now celebrating its 25th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Bancorp, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect Bancorp, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on Bancorp customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

Dollars in thousands	June 30, 2019	March 31, 2019	June 30, 2018

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$5,578	$6,661	$4,839
Interest bearing deposits	45,538	49,971	80,290
Total cash and cash equivalents	51,116	56,632	85,129
Investment securities:
Available-for-sale securities, at fair value	43,839	40,275	23,982
Other investments, at cost	4,963	4,963	4,962
Total investment securities	48,802	45,238	28,944

Federal Reserve Bank stock, at cost	2,922	2,892	2,564
Federal Home Loan Bank stock, at cost	4,513	4,513	5,807

Gross loans receivable	811,777	788,536	757,329
Allowance for loan losses	(8,458)	(7,823)	(6,525)
Net loans receivable	803,319	780,713	750,804

Loans held for sale	4,283	-	-
Accrued interest and dividends receivable	3,678	3,621	3,306
Premises and equipment, net	35,249	35,335	35,715
Other real estate owned	1,954	2,945	991
Deferred tax asset, net	11,132	10,357	11,085
Goodwill	1,107	1,107	2,100
Core deposit intangible, net	661	680	534
Other assets	9,031	9,075	3,256
Total assets	$977,767	$953,108	$930,235

Liabilities
Deposits:
Noninterest bearing deposits	$84,295	$82,248	$83,808
Interest bearing deposits	683,271	670,573	628,504
Total deposits	767,566	752,821	712,312

Federal Home Loan Bank and correspondent bank borrowings	100,000	90,000	110,000
Senior notes, net	11,815	11,796	11,740
Subordinated debt, net	9,738	9,731	9,576
Junior subordinated debt owed to unconsolidated trust, net	8,098	8,096	8,090
Note payable	1,291	1,339	1,484
Advances from borrowers for taxes and insurance	3,239	1,922	2,876
Accrued expenses and other liabilities	7,730	7,754	5,796
Total liabilities	909,477	883,459	861,874

Commitments and Contingencies

Shareholders' equity
Preferred stock	-	-	-
Common stock	40	40	40
Additional paid-in capital	107,198	107,143	106,982
Accumulated deficit	(37,210)	(35,517)	(36,808)
Treasury stock, at cost	(1,179)	(1,179)	(1,179)
Accumulated other comprehensive loss	(559)	(838)	(674)
Total shareholders' equity	68,290	69,649	68,361

Total liabilities and shareholders' equity	$977,767	$953,108	$930,235

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Six Months Ended
Dollars in thousands, except per share data	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Interest and Dividend Income
Interest and fees on loans	$10,274	$9,741	$9,201	$20,015	$17,975
Interest on investment securities	398	379	291	777	557
Dividends on investment securities	114	118	128	232	249
Other interest income	237	333	270	570	421
Total interest and dividend income	11,023	10,571	9,890	21,594	19,202

Interest Expense
Interest on deposits	3,533	3,264	1,997	6,797	3,654
Interest on Federal Home Loan Bank borrowings	426	439	502	865	759
Interest on senior debt	228	229	228	457	457
Interest on subordinated debt	279	289	112	568	211
Interest on note payable and other	8	6	10	14	17
Total interest expense	4,474	4,227	2,849	8,701	5,098

Net interest income	6,549	6,344	7,041	12,893	14,104

Provision for loan losses	2,937	165	50	3,102	235

Net interest income after provision for loan losses	3,612	6,179	6,991	9,791	13,869

Non-interest Income
Loan application, inspection and processing fees	28	14	12	42	20
Deposit fees and service charges	116	127	132	243	266
Gains on sale of loans	367	456	66	823	66
Rental income	192	130	83	322	167
Other income	126	95	93	221	189
Total non-interest income	829	822	386	1,651	708

Non-interest Expense
Salaries and benefits	3,608	3,184	2,854	6,792	5,623
Occupancy and equipment expenses	744	917	776	1,661	1,517
Data processing expenses	361	370	322	731	639
Professional and other outside services	803	771	457	1,574	1,029
Project Expenses	(15)	80	592	65	1,115
Advertising and promotional expenses	77	115	59	192	137
Loan administration and processing expenses	43	14	30	57	43
Regulatory assessments	395	315	298	710	550
Insurance expenses	54	41	53	95	108
Material and communications	131	134	110	265	223
Other operating expenses	527	569	410	1,096	768
Total non-interest expense	6,728	6,510	5,961	13,238	11,752

(Loss) income before income taxes	(2,287)	491	1,416	(1,796)	2,825

(Benefit) provision for Income Taxes	(632)	168	380	(464)	724
Net (loss) income	$(1,655)	$323	$1,036	$(1,332)	$2,101

Basic (loss) earnings per share	$(0.42)	$0.08	$0.27	$(0.34)	$0.54
Diluted (loss) earnings per share	$(0.42)	$0.08	$0.26	$(0.34)	$0.54

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Quarterly Performance Data:
Net (loss) income	$(1,655)	$323	$1,036	$(1,332)	$2,101
Return on average assets	-0.69%	0.14%	0.46%	-0.28%	0.48%
Return on average equity	-9.44%	1.87%	6.06%	-3.82%	6.21%
Net interest margin	2.93%	2.87%	3.34%	2.90%	3.44%
Efficiency ratio	91.19%	90.85%	80.27%	91.02%	79.34%
Efficiency ratio excluding project costs	91.39%	89.73%	72.30%	90.57%	71.81%
% increase loans	2.95%	1.05%	4.52%	4.02%	5.24%
% increase deposits	1.96%	1.28%	8.72%	3.27%	11.76%

Asset Quality:
Nonaccrual loans	$19,405	$28,029	$6,464	$19,405	$6,464
Other real estate owned	$1,954	$2,945	$991	$1,954	$991
Total nonperforming assets	$21,359	$30,974	$7,455	$21,359	$7,455

Nonaccrual loans / loans	2.39%	3.55%	0.85%	2.39%	0.85%
Nonperforming assets / assets	2.18%	3.25%	0.80%	2.18%	0.80%
Allowance for loan losses	$8,458	$7,823	$6,525	$8,458	$6,525
Valuation reserve	$1,416	$1,384	$1,702	$1,416	$1,702
Allowance for loan losses with valuation reserve	$9,874	$9,207	$8,227	$9,874	$8,227

Allowance for loan losses / loans	1.04%	0.99%	0.86%	1.04%	0.86%
Allowance / nonaccrual loans	43.59%	27.91%	100.94%	43.59%	100.94%
Allowance for loan losses and valuation reserve / loans	1.21%	1.17%	1.08%	1.21%	1.08%
Allowance for loan losses and valuation reserve / nonaccrual loans	50.88%	32.85%	127.27%	50.88%	127.27%

Gross loan charge-offs	$2,307	$-	$13	$2,307	$13
Gross loan (recoveries)	$(5)	$(49)	$(3)	$(54)	$(6)
Net loan charge-offs (recoveries)	$2,302	$(49)	$10	$2,253	$7

Capital Data and Capital Ratios
Book value per share (1)	$17.41	$17.77	$17.51	$17.41	$17.51
Shares outstanding	3,922,610	3,919,610	3,904,578	3,922,610	3,904,578
Bank Capital Ratios:
Leverage ratio	9.61%	9.79%	10.03%	9.61%	10.03%
Tier 1 capital	10.66%	10.99%	11.05%	10.66%	11.05%
Total risk based capital	11.65%	11.91%	11.85%	11.65%	11.85%

(1) Book value per share represents shareholders' equity divided by outstanding shares.